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                                                                    Exhibit 4.15

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
    AND RIGHTS OF SERIES A 12% CUMULATIVE PREFERENCE SHARES AND SERIES B 12%
                          CUMULATIVE PREFERENCE SHARES

                                       of

                              @ ENTERTAINMENT, INC.

               Pursuant to Section 151 of the General Company Law
                            of the State of Delaware

      We, the undersigned, the Chief Executive Officer and Treasurer of @ Entertainment, Inc., a Delaware corporation (hereinafter called the "Company"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Certificate of Incorporation, the Board duly adopted the following resolutions:

      RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation which authorizes 20,002,500 shares of preferred stock, $0.01 par value ("Preference Shares"), the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of two series of Preference Shares.

      RESOLVED, that each share of such series of Preference Shares shall rank equally in all respects (subject to the exceptions described herein) and shall be subject to the following provisions:

      1. Number and Designation. Five hundred thousand (500,000) shares of the Preference Shares of the Company shall be designated as Series A 12% Cumulative Preference Shares (the "Series A Cumulative Preference Shares"); and five hundred thousand (500,000) shares of the Preference Shares of the Company shall be designated as Series B 12% Cumulative Preference Shares (the "Series B Cumulative Preference Shares," and, together with the Series A Cumulative Preference Shares, the "Cumulative Preference Shares")

      2. Rank. The Cumulative Preference Shares will rank (i) senior to the common stock of the Company (the "Common Stock") and to each other class of capital stock or series of Preference Shares of the Company established after the date

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hereof, the terms of which expressly provide that such class or series will rank junior as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock as "Junior Securities"); (ii) on a parity with each other class of capital stock or series of Preference Shares issued by the Company the terms of which expressly provide that such class or series will rank on a parity with the Cumulative Preference Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"), and (iii) junior to each other class of capital stock or series of Preference Shares issued by the Company the terms of which expressly provide that such class or series will rank senior to the Cumulative Preference Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (any such series of preference shares, collectively referred to as "Senior Securities"). The Cumulative Preference Shares are junior to all liabilities and obligations (whether or not for borrowed money) of the Company, except where liabilities to holders of Cumulative Preference Shares are actual liabilities of the Company
(in which case they will rank equal with liabilities of other unsecured debtors). The respective definitions of Junior Securities, Parity Securities or Senior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be. The Cumulative Preference Shares shall be subject to the creation of Junior Securities, Parity Securities and Senior Securities.

      3. Dividends. (a) The holders of Cumulative Preference Shares shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, preferential cash dividends at the rate of 12% of the initial liquidation preference per annum per share. The initial liquidation preference is $1,000.00 (one thousand dollars) per share (the "Initial Liquidation Preference"). The right to dividends on the Cumulative Preference Shares will be cumulative (whether or not earned or declared) from January 27, 1999 and will, to the extent not paid, bear additional cumulative dividends. Such dividends shall be cumulative from the date of issue, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. All accumulated and unpaid dividends on the Initial Liquidation Preference shall compound semi-annually at the annual dividend rate of 12% from the preceding Dividend Payment Date (from the date of original issuance in the case of the first dividend period). Such dividends (whether or not earned or declared) will cumulate on a daily basis from the original issue date and will be payable in arrears in equal


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amounts semi-annually on March 31 and September 30 of each year, commencing on
March 31, 1999 (each of such dates a "Dividend Payment Date" and each semi-annual period being a "Dividend Period") to holders of record on the fifteenth day immediately preceding the relevant Dividend Payment Date. The Initial Liquidation Preference plus any accumulated and unpaid dividends are referred to herein as "Accreted Liquidation Preference." In addition, the Cumulative Preference Shares will have a dividend preference in respect of any accumulated and unpaid cash dividends thereon over unpaid dividends accrued on the Junior Securities until such dividends on the Cumulative Preference Shares are paid in full in cash.

      Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board.

      (b) Dividends payable for each full Dividend Period for the Cumulative Preference Shares shall be computed by dividing the annual rate by two. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Cumulative Preference Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Cumulative Preference Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Cumulative Preference Shares.

      (c) So long as any Cumulative Preference Shares are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Parity Securities for any period unless (a) in each case (i) full cumulative dividends have been or contemporaneously are declared and paid in full in cash or declared and (ii) a sum sufficient for the payment thereof set apart for such payment on the Cumulative Preference Shares for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Parity Securities, or (b) unless approved by the holders of at least 66 2/3% of the Cumulative Preference Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Cumulative Preference Shares and all dividends declared upon any other Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Cumulative Preference Share and accumulated and unpaid on such Parity Securities.


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      (d) So long as any shares of the Cumulative Preference Shares are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) shall be declared or paid or funds set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, repurchased or otherwise retired, nor may funds be set apart for payment with respect thereto (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution") for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), unless (a) in each case (i) the full cumulative dividends on all outstanding shares of the Cumulative Preference Shares and any other Parity Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Cumulative Preference Share and all past dividend periods with respect to such Parity Securities and (ii) sufficient funds shall have been paid or set part for the payment of the dividend for the current Dividend Period with respect to the Cumulative Preference Share and the current dividend period with respect to such Parity Securities or (b) unless approved by the holders of at least 66 2/3% of Cumulative Preference Shares.

      (e) If (i) any dividend (or portion thereof) payable on any Dividend Payment Date after March 31, 2004 is not declared or paid in full in cash on such Dividend Payment Date, (ii) the Company fails to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness (as defined in the Indentures) of the Company, or the final stated maturity of such Indebtedness is accelerated, if the aggregate principal amount of such Indebtedness that is in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or that has been accelerated, aggregates $25 million or more at any time, (iii) the Company fails to comply for 30 days with its obligations described in paragraph 8 and fails to cure such non-compliance within 30 days of receipt of notice from any holder of Cumulative Preference Shares, or (iv) a Shelf Registration Statement (as such term is defined in the Preference Registration Rights Agreement dated January 27, 1999 between the Company and the initial holders of the Cumulative Preference Shares) covering the resale of the Cumulative Preference Shares (x) is not declared effective on or before July 7, 1999 or (y) is unavailable during any 360-day period for a period of more than 60 consecutive days or two periods of more than an aggregate of 90 days, the rate at which dividends shall accrue on the Cumulative Preference Shares shall increase to an annual rate of 13% of the Accreted Liquidation


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Preference per share of Cumulative Preference Shares; provided however that such annual rate of 13% shall only apply during the period that begins on the date on which the deficiency described in (i), (ii), (iii) or (iv) has occurred and until the Company has cured the deficiency under (i), (ii), (iii) or (iv) of this paragraph 3(e), as the case may be.

      4. Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the Cumulative Preference Shares shall be entitled to receive out of the assets of the Company available for distribution, $1,000.00 (one thousand dollars) per share of Cumulative Preference Shares (the "Initial Liquidation Preference") plus an amount in cash equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Cumulative Preference Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of the Cumulative Preference Shares and any such other Parity Securities ratably in accordance with the respective amounts that would be payable on such Cumulative Preference Shares and any such other stock if all amounts payable thereon were paid in full. For the purposes of this paragraph 4, (i) a consolidation or merger of the Company with or into one of more corporations or other entities, or (ii) a sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Company's property or assets, shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary of the Company.

      (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Cumulative Preference Shares, as provided in this paragraph 4, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Cumulative Preference Shares shall not be entitled to share therein.


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      5. Redemption. (a) On January 30, 2010 (the "Mandatory Redemption Date"),
the Company will be required, to the extent the Company shall have funds legally available for such payment, to redeem all outstanding Cumulative Preference Shares at a redemption price equal to the Initial Liquidation Preference, together with all accumulated and unpaid dividends thereon (if any) to the date fixed for redemption. The Company will not be required to make sinking fund payments with respect to the Cumulative Preference Shares.

      (b) To the extent the Company shall have funds legally available for such payment, the Company may, but shall not be required to, redeem in US Dollars for cash the Cumulative Preference Shares at any time on or after March 31, 2000, in whole or in part, at a redemption price of 112% of the sum of (i) the Initial Liquidation Preference and (ii) accumulated and unpaid dividends (if any) thereon to such date. No optional redemption may be authorized unless on or prior to such redemption full unpaid cumulative dividends shall have been paid or a sum shall have been set apart for such payment on the Cumulative Preference Shares. In the case of an optional redemption, the Cumulative Preference Shares to be redeemed will be redeemed on a pro rata basis (or on as nearly a pro rata basis as practicable).

      (c) Holders of the Cumulative Preference Shares will not be able to require the Company to redeem the Cumulative Preference Shares prior to the Mandatory Redemption Date unless all senior indebtedness of the Company then outstanding under the Indentures shall have been redeemed. If, pursuant to the preceding sentence, the holders of the Cumulative Preference Shares are allowed to require the Company to redeem the Cumulative Preference Shares prior to the Mandatory Redemption Date, they may do so only (i) in the event that there occurs a Change in Control of the Company, as such term is defined in any of the Indentures, (ii) with the proceeds from certain asset sales of over $25 million (in the event that the Company does not use such proceeds as described in "Limitation on Sale of Assets", as such limitation is described in any of the Indentures) or (iii) when all bank indebtedness then outstanding and all senior indebtedness then outstanding pursuant to the Indentures of the Company is redeemed or repaid. Notwithstanding Paragraph 6 herein and in the event that the terms and conditions in both of the preceding sentences are satisfied for causing a redemption of the Cumulative Preference Shares, then the Company shall within 15 days after the date of event that gives rise to such redemption obligation mail written notice to all of the holders of record of the Cumulative Preference Shares indicating that such holders may request that their shares be redeemed and indicating a record date for such redemption, which date shall


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not be less than 45 nor more than 75 days after the date of such notice. After receipt of such notice, a holder of record may require that the Company redeem his Cumulative Preference Shares by providing the Company with a written response not more than 15 days after the date of such notice and such written response shall provide the number of shares of Cumulative Preference Shares that such holder proposes to tender for redemption. The Company shall, not more than 75 days after the date of its notice to holders, cause the redemption to occur, to the extent that the Company shall have funds legally available for such payment in full.

      (d) Cumulative Preference Shares which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of unauthorized and unissued shares of the class of Preference Shares undesignated as to series and may be redesignated and reissued as part of any series of the Preference Shares; provided that no such issued and reacquired shares of Cumulative Preference Shares shall be reissued or sold with the same rights as the Cumulative Preference Shares, expect in compliance with the provisions hereof.

      (e) If the Company is unable or shall fail to discharge its obligation to redeem all outstanding shares of Cumulative Preference Share pursuant to paragraph 5(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Company is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Cumulative Preference Shares shall not be fully discharged, the Company shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Cumulative Preference Shares) or (ii) in accordance with paragraph 3(d), declare or make any Junior Securities Distribution, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

      6. Procedure for Redemption. (a) In the event that fewer than all the outstanding Cumulative Preference Shares are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board.


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      (b) Except as otherwise provided in paragraph 5(c) herein, in the event the Company shall redeem Cumulative Preference Shares, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Company on the date of such mailing; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any of the Cumulative Preference Shares to be redeemed except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of Cumulative Preference Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

      (c) Notice having been mailed as aforesaid, from and after the redemption date (unless the Company defaults in the payment of the redemption price of the shares called for redemption), dividends on the Cumulative Preference Shares so called for redemption shall cease to accrue, and all rights of the holders of such Cumulative Preference Shares (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of the Company shall so require and the notice shall so state), such share shall be redeemed by the Company at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares without cost to the holder thereof.

      7. Voting Rights (a) The holders of record of Cumulative Preference Shares shall not be entitled to any voting rights except as hereinafter provided in this paragraph (7) or as otherwise provided by law.

      (b) The holders of at least 66 2/3% of the then outstanding Cumulative Preference Shares, voting as a single class, must affirmatively approve or consent to any resolution which proposes to (i) authorize, create (by way of reclassification or otherwise) or issue or designate any class of Senior Securities or Parity Securities or


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any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities or Parity Securities, (ii) waive compliance with any provision of this Certificate of Designation (except for such provisions which require the consent or approval of all holders of the Cumulative Preference Shares) or (iii) repurchase, redeem or otherwise retire, set aside funds for payment (except as provided below with respect to the payment of dividends) with respect to any Junior Securities or Parity Securities at any time if any Cumulative Preference Shares are outstanding (except if such Junior Securities are repurchased, redeemed or otherwise retired solely in exchange for other Junior Securities, and/or except if such Parity Securities are repurchased, redeemed or otherwise retired solely in exchange for other Parity Securities).

      (c) All holders of the outstanding shares of Cumulative Preference Shares, voting as a single class, must affirmatively approve or consent to any resolution which proposes to modify, change, affect or amend in any manner the economic or ranking provisions of the Cumulative Preference Shares so as to adversely affect the rights, preferences or privileges of the Cumulative Preference Shares.

      (d) The holders of the Series A Cumulative Preference Shares shall have the right to appoint two directors to the Board (such directors referred to herein as the "Series A Directors") so long as the holders of the Series A Cumulative Preference Shares hold at least 30% of the Cumulative Preference Shares (including the Series B Cumulative Preference Shares) and at least 30% of the sum of the outstanding Preference Warrants and the shares of Common Stock issued upon exercise of any Preference Warrants.

      (e) A majority of the Board of the Company, including at least one of the two Series A Directors, must approve the following resolutions before they can become effective and binding on the Company: (a) any resolution to reduce the capital of the Company by way of a reduction of capital paid up on the Cumulative Preference Shares, to vary or abrogate any of the rights attaching to the Cumulative Preference Shares, including any resolution for the creation or issuance of any class or series of shares ranking prior to or on a parity with the Cumulative Preference Shares with respect to dividends or the distribution of assets on a winding-up or liquidation of the Company, (b) any resolution proposing the liquidation, winding-up or reorganization of the Company, or the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the


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property or assets of the Company or the consolidation or merger of the Company with or into one or more corporations or other entities, (c) any resolution to sell, assign, convey, lease, transfer or otherwise dispose of assets or property of the Company if the value of such disposed assets of property is more that $25 million (other than in the case of any such disposition by the Company or any Restricted Subsidiary to any Restricted Subsidiary or by any Restricted Subsidiary to the Company), (d) any resolution to sell, assign, convey, or transfer, or otherwise dispose of the capital stock of any of the Significant Subsidiaries (as defined in the Indentures) if the value of such capital stock is more than $10 million (other than in the case of any such disposition by the Company or any Restricted Subsidiary to any Restricted Subsidiary or by any Restricted Subsidiary to the Company), (e) any resolution or resolutions proposing to incur senior bank indebtedness or unsubordinated indebtedness which alone or in aggregate amount to $125 million or more, (f) any resolution proposing the declaration of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, or (g) any resolution proposing to materially alter the stated maturity of the senior unsubordinated debt outstanding under the Indentures or the terms of the restrictive covenants of the Indentures.

      (f) If the holders of the Series A Cumulative Preference Shares cease to hold at least 30% of the Company's Cumulative Preference Shares (including Series B Cumulative Preference Shares), and at least 30% of the sum of the outstanding Preference Warrants and the shares of Common Stock issued upon exercise of any Preference Warrants, the rights of the holders of the Series A Cumulative Preference Shares set forth in paragraphs (d) and (e) above will terminate forever.

      (g) In exercising the voting rights set forth in this paragraph 7, each share of Cumulative Preference Shares shall have one vote per share, except that when any other series of Preference Shares shall have the right to vote with the Cumulative Preference Shares as a single class on any matter, the Cumulative Preference Shares and such other series shall have with respect to such matters one vote per $1,000 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Cumulative Preference Shares shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.


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      (h) If the holders of the Series A Cumulative Preference Shares sell, transfer, pledge, dispose or encumber in any manner any Series A Cumulative Preference Shares, such Series A Cumulative Preference Shares will be automatically converted on a share-for-share basis into Series B Cumulative Preference Shares. The Series B Cumulative Preference Shares shall have substantially identical rights and preferences as the Series A Cumulative Preference Shares, except that the Series B Cumulative Preference Shares will not have any of the rights set forth in paragraphs (d) and (e) above.

      (i) If the Company fails to fulfill any mandatory or optional redemption obligation with respect to the Cumulative Preference Shares, the number of directors constituting the Board will be increased by two directors, and the holders of Series A Cumulative Preference Shares and Series B Cumulative Preference Shares, voting as a single class, will be entitled to elect the two additional directors to the Board. Such right will continue until such time as the Company has cured the deficiency described above. Any vacancy occurring in the office of a director elected by holders of the Cumulative Preference Shares may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

      8. Reports. The Company shall provide to MGPE and to any other holder of the Cumulative Preference Shares from whom it receives a written request, the same information (including financial statements) that is contained in reports and other information which the Company is required to file with the Commission by Sections 13(a) or 15(d) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act").

      9. General Provisions. (a) The term "Person" as used herein means any company, limited liability company, partnership, trust organization, association, other entity or individual.

      (b) The term "Indentures" shall mean any of the following to the extent then still in effect: the Indenture dated as of January 27, 1999 between Bankers Trust Company, as Trustee, and @ Entertainment, Inc., the Indenture dated as of January 20, 1999 between Bankers Trust Company, as Trustee, and @ Entertainment, Inc., the Indenture dated as of July 14, 1998 between Bankers Trust Company, as Trustee, and @ Entertainment, Inc. and the Indenture dated as of October 31, 1996 between State Street Bank and Trust Company, as Trustee, and Poland Communications, Inc.


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      (c) The term "Preference Warrants" shall mean those warrants to purchase
Common Stock issued by the Company to the holders of the Cumulative Preference Shares pursuant to that certain Preference Warrant Agreement dated January 27, 1999.

      (d) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary of the Company.

      (e) The term "Restricted Subsidiary" shall have the meaning given it in any of the Indentures.

      (f) The term "MGPE" shall mean Morgan Grenfell Private Equity Limited.

      (g) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

      (h) Each holder of Cumulative Preference Shares, by acceptance thereof, acknowledges and agrees that payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, such securities by the Company are subject to restrictions on the Company contained in certain credit and financing agreements.


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

      IN WITNESS WHEREOF, @ Entertainment, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 27th day of January, 1999.

                                    @ ENTERTAINMENT, INC.

                                    By: /s/ Robert E. Fowler, III
                                        ------------------------------
                                        Name: Robert E. Fowler, III
                                        Title: Chief Executive Officer

                                    By: /s/ Donald Miller-Jones
                                        ------------------------------
                                        Name: Donald Miller-Jones
                                        Title: Treasurer


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